                  SECOND REINSTATEMENT AND MODIFICATION OF THE
                 FOURTEENTH AMENDMENT AND FORBEARANCE AGREEMENT

         This Second Reinstatement and Modification of the Fourteenth Amendment
and Forbearance Agreement ("Agreement") is entered into as of April 3, 2003, between Atchison Casting Corporation, a Kansas corporation (the "Borrower"),
Harris Trust and Savings Bank ("Harris"), as Agent (Harris in such capacity being hereinafter referred to as the "Agent"), and each Bank currently party to the Credit Agreement hereinafter identified and defined (the term "Bank Group"
as used herein to mean each Bank now and from time to time hereafter party to the Credit Agreement and the Agent under the Credit Agreement for such Banks).

                                   BACKGROUND

          A. The Borrower, the Banks party thereto and the Agent entered into an
Amended and Restated Credit Agreement dated as of April 3, 1998 as the same has been amended, waived, or otherwise modified prior to the date hereof by various instruments and documents including without limitation that certain Fourteenth
Amendment and Forbearance Agreement dated as of October 17, 2002 (such Credit
Agreement, as the same has been amended, waived, or otherwise modified prior to the date hereof, being referred to herein as the "Credit Agreement" and such
Fourteenth Amendment, as amended, modified, or reinstated prior to the date hereof, being referred to herein as the "Fourteenth Amendment"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Fourteenth Amendment.

          B. On March 17, 2003, a Standstill Termination occurred due to the failure to pay down the Obligations and the Teachers' Notes pro rata by not less than an aggregate amount (including all payments made since October 17, 2002) of
$11,000,000 and the occurrence of such Standstill Termination rendered ineffective the Fourteenth Amendment.

          C. The Borrower has requested that the Bank Group reinstate the
Fourteenth Amendment, extend the Termination Date (as defined in the Credit
Agreement) to April 11, 2003 and temporarily waive, or at least temporarily forbear from enforcing its rights and remedies with respect to, the Existing
Defaults during the period (such period, as the same may be terminated earlier pursuant to the terms hereof, being hereinafter referred to as the "Standstill
Period") ending on April 11, 2003 (the "Standstill Expiration Date"), on the
terms and conditions set forth in this Agreement.

         NOW, THEREFORE, upon the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower and the Bank Group agree as follows:

          1. Reinstatement and Forbearance. Subject to the terms and conditions of this Agreement, the Fourteenth Amendment is hereby reinstated and, unless and until a Standstill Termination occurs after the date hereof:

                   (a) credit shall remain available under and subject to the
Credit Agreement as modified hereby to the Borrower; and

                   (b) the Bank Group will not enforce collection of the
         Obligations or enforce its Liens on the Collateral or exercise any other right or remedy available under the Loan Documents or otherwise against the Borrower or any Subsidiary by virtue of (i) the Existing
         Defaults and (ii) continued noncompliance with the covenants therein referenced.

          2. Amendments. Upon the satisfaction of the conditions precedent to effectiveness set forth in Paragraph 13 hereof, the Credit Agreement and the
Fourteenth Amendment are hereby amended as hereinafter set forth.

          3. Definition of "Termination Date". The definition of the term
"Termination Date" set forth in Section 4.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  "Termination Date" means April 11, 2003.

          4. Schedule I to Fourteenth Amendment. Schedule I to the Fourteenth
Amendment shall be amended and restated in its entirety to read as set forth on
Annex A hereto.

          5. Paragraph 9 of the Fourteenth Amendment is hereby amended in its entirety to read as follows:

                    9. Mandatory Prepayments. The Borrower shall, on or prior to
         January 31, 2003, pay down the Obligations and the Teachers' Notes pro rata by not less than $4,000,000, and shall, on or prior to April 10,
         2003 (or such later date as shall be approved in writing by the
         Required Banks), pay down the Obligations and the Teachers' Notes pro rata by not less than an aggregate amount (including all payments made between the date hereof and January 31, 2003) of $11,000,000; provided, however, that net proceeds applied to the Obligations and the Teachers'
         Notes from the sale of Inverness shall not be included in determining the Borrower's compliance with this paragraph. The Borrower and the
         Bank Group acknowledge and consent to the application of $400,000 from the Cash Collateral Account (as defined in the Cash Collateral Use
         Agreement) on or about March 25, 2003 as and for a pay down on the
         Obligations and the Teachers' Notes and agree that only $298,548 of such amount shall be included in computing the aggregate amount of mandatory prepayments made pursuant to this paragraph with the balance applied to the Obligations and the Teachers' Notes pro rata.
         Notwithstanding anything herein to the contrary, immediately upon the
         Borrower's receipt of any settlement payments in connection with the
         Insurance Claims, the Borrower will pay down the Obligations and the
         Teachers' Notes pro rata by an amount not less than 100% of such settlement payments net of unpaid legal and professional fees related thereto. Any reduction in the Obligations pursuant hereto shall be accompanied by a permanent reduction in the Commitments.

                                       -2-

          6. Capital Expenditures. The Borrower shall not, nor shall it permit any Subsidiary to, expend or become obligated for capital expenditures (as defined by GAAP and which is calculated only with respect to the Borrower and its Subsidiaries' North American operations) in the period commencing on July 1,
2002 and ending on April 30, 2003, of not more than $2,938,000.

          7. Continued Cooperation. The Borrower and each Guarantor promises to continue to fully cooperate with the Agent, any Bank, and any of their agents in any field audits, and machine, equipment or real estate appraisals at all times during the Standstill Period. The Borrower hereby confirms its promise to pay when due, and each Guarantor hereby confirms its guaranty of, all costs incurred in the above referenced audits and appraisals.

          8. Loan Documents Remain Effective. Except as expressly set forth in this Agreement, the Credit Documents remain unchanged and in full force and effect. Without limiting the foregoing, the Borrower and its Subsidiaries shall comply with all of the terms, conditions, and provisions of the Credit Documents as modified hereby except to the extent such compliance is irreconcilably inconsistent with the express provisions of this Agreement.

          9. Acknowledgement of Debt; Acknowledgement of Liens. As of the date hereof, the following aggregate principal amounts are outstanding on the
Revolving Loans, Swing Loans and Letters of Credit:

                                          AGGREGATE PRINCIPAL AMOUNT
                TYPE OF CREDIT:                  OUTSTANDING:

                Revolving Loans                 $55,509,677.27
                Swing Loans                           $0
                Letters of Credit               $3,967,270.00

The Borrower hereby confirms its promise to pay, and each Guarantor hereby confirms its guaranty of repayment of, the principal of and interest on the
Obligations in accordance with the terms of the Credit Agreement, as modified by this Agreement, without defense, set-off, counterclaim or reduction of any nature whatsoever. The Borrower represents there are currently no Events of
Default other than the Existing Defaults. The Borrower and each Guarantor hereby acknowledges and confirms that: (i) the Obligations will continue to be secured by Liens on all accounts, chattel paper, instruments, documents, general intangibles, investment property, deposits, inventory, equipment and substantially all other assets and properties of the Borrower and Guarantors'
pursuant to the mortgages, security agreements and other instruments and documents heretofore executed and delivered by the Borrower and the Guarantors to or for the benefit of the Bank Group; (ii) such mortgages, security agreements and other instruments and documents, and the rights and remedies of the Bank Group thereunder, the obligations of the Borrower and each Guarantor thereunder, and the Liens created and provided for thereunder, in each case remain in full force and effect and shall not be affected, impaired or discharged hereby; and (iii) nothing herein contained shall in any manner affect or impair the priority of

the Liens and security interests created and provided for thereby as to the obligations which would be secured thereby prior to giving effect to this
Agreement.

         10. Release. In consideration of the Required Banks' execution of this
Agreement and for other good and valuable consideration, receipt of which is hereby acknowledged, (x) the Borrower and each Guarantor hereby acknowledges that it has no defense, counterclaim, offset, cross-complaint, claim, or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of its liability to pay or perform any of the Obligations, or to pay or perform any of its other obligations with respect to any other loans or other extensions of credit or financial accommodations made available to or for its account by any one or more members of the Bank Group, or to seek affirmative relief or damages of any kind or nature from the Bank Group, and (y) the
Borrower and each Guarantor does hereby fully, unconditionally, and irrevocably forever relieve, relinquish, release, waive, discharge, and hold harmless the
Bank Group and each of its members and each of its members' current and former shareholders, directors, officers, employees, agents, attorneys, successors, and assigns of and from any and all claims, debts, actions, causes of action, liabilities, demands, obligations, promises, acts, agreements, costs, expenses
(including but not limited to reasonable attorneys' fees) and damages of whatsoever kind and nature, whether now known or unknown, based upon, resulting from, arising out of, or in connection with loans or other extensions of credit or financial accommodations made by any one or more members of the Bank Group from time to time to or for the account of the Borrower or any Subsidiary, including, without limitation, any Loans made under, and Letters of Credit issued under, the Credit Agreement or in any way connected with or related to any other instrument or document executed or delivered in connection therewith and/or the administration or collection thereof and/or collateral therefor or guaranties thereof.

         11. No Waiver and Reservation of Rights. The Bank Group is not waiving the Existing Defaults, but is simply agreeing to forbear from exercising its rights with respect to the Existing Defaults to the extent expressly set forth in this Agreement. The Bank Group is not obligated in any way to continue beyond the Standstill Period to forbear from enforcing its rights or remedies, and the
Bank Group is entitled to act on the Existing Defaults after the occurrence of a
Standstill Termination as if such defaults had just occurred and the Standstill
Period had never existed. The Bank Group makes no representations as to what actions, if any, the Bank Group will take after the Standstill Period or upon the occurrence of any Standstill Termination, an Event of Default, or an event which with notice or lapse of time, or both, would constitute an Event of
Default, and the Bank Group must and does hereby specifically reserve any and all rights and remedies it has (after giving effect hereto) with respect to the
Existing Defaults and each other Event of Default that may occur.

         12. Integration. This Agreement is intended by the Bank Group as a final expression of its agreement as to the subject matter hereof and is intended as a complete and exclusive statement of the terms and conditions of that agreement.

         13. Effectiveness. This Agreement shall take effect upon the satisfaction of the following conditions:

                                      -4-

         (a) the acceptance (without modification) by the Banks and the Borrower in the spaces provided for that purpose below;

         (b) the execution by the Guarantors of the acknowledgment attached hereto;

         (c) the Borrower shall have delivered to the Bank Group a weekly cash flow budget for the period from the date hereof through and including April 11,
2003 and the same shall be satisfactory to the Required Banks;

         (d) TIAA shall have reinstated its standstill agreement through April
11, 2003 and consented to the application of $400,000 from the Cash Collateral
Account as and for a pay down on the Obligations and the Teachers' Notes in a manner reasonably acceptable to the Agent; and

         (e) the unpaid fees and expenses of the Agent's professionals shall have been paid in full.

By its acceptance hereof, the Borrower and each Guarantor hereby represent that they have duly considered the consequences of this Agreement after consultation with counsel and such other advisors as each deems appropriate under the circumstances, each has the necessary power and authority to execute, deliver, and perform the undertakings contained herein, and that the same does bind each of them hereto.

         14. Submission to Jurisdiction; Waiver of Jury Trial. The Borrower and
each Guarantor hereby submits to the non-exclusive jurisdiction of the United
States District Court for the Northern District of Illinois and of any Illinois
State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower and each Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, EACH GUARANTOR,
THE AGENT, AND EACH BANK HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY
JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY
OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         15. Miscellaneous. The Borrower shall pay all costs and expenses of the
Bank Group incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and the administration of the Loan Documents and the transactions contemplated thereby, including the reasonable fees and expenses of counsel to the Bank Group. This Agreement shall be governed by and construed in accordance with Illinois law (without regard to principles of conflicts of laws).

                                      -5-

         This Second Reinstatement and Modification of the Fourteenth Amendment
and Forbearance Agreement is entered into between the parties hereto as of the date and year first above written.

                                ATCHISON CASTING CORPORATION

                                By:  /s/ Kevin T. McDermed
                                   Name: Kevin T. McDermed
                                   Title:  VP &  Treasurer

                                HARRIS TRUST AND SAVINGS BANK, in its individual
                                  capacity as a Bank and as Agent

                                By:  /s/ Betzaida Erdelyi
                                Title:   Vice President

                                COMMERCE BANK, N.A.

                                By:  /s/ Dennis Block
                                Title:  Senior Vice President

                                US BANK NATIONAL ASSOCIATION (f/k/a Firstar Bank, N.A.), (
                                   f/k/a Firstar Bank, N.A. Overland
                                   park, f/k/a Firstar Bank Midwest, N.A.,
                                   f/k/a Mercantile Bank)

                                By: /s/ Craig D. Buckley
                                Title:  Vice President

                                KEY BANK NATIONAL ASSOCIATION

                                By:  Arthur E. Cutler
                                Title: Senior Vice President

                                COMERICA BANK

                                By: /s/ Ernest J. Zarb
                                Title:  Senior Vice President

                                HIBERNIA NATIONAL BANK

                                By: /s/ Tammy Angelety
                                Title:  Vice President

                                NATIONAL WESTMINSTER BANK PLC

                                Nassau Branch

                                By: /s/ Colin Bickle
                                Title:  Vice President

                                New York Branch

                                By:  /s/ Colin Bickle
                                Title:  Vice President

                                WELLS FARGO BANK, NATIONAL ASSOCIATION (successor
                                   by merger to Norwest Bank Minnesota, N.A.)

                                By: /s/ Ellen Trach
                                Title: Vice President

             ANNEX A TO SECOND REINSTATEMENT AND MODIFICATION OF THE
                 FOURTEENTH AMENDMENT AND FORBEARANCE AGREEMENT

                                   SCHEDULE I
                                EXISTING DEFAULTS

          1. Noncompliance with minimum current ratio requirement set forth in
Section 7.15(a) of the Credit Agreement.

          2. Noncompliance with the minimum Stockholder's Equity requirement set forth in Section 7.15(b) of the Credit Agreement.

          3. Noncompliance with the maximum Consolidated Total Senior Debt to
Total Capitalization requirement set forth in Section 7.15 (c) of the Credit
Agreement.

          4. Noncompliance with the maximum Consolidated Total Senior Debt to
Total Capitalization ratio set forth in Section 7.15(d) of the Credit Agreement.

          5. Noncompliance with the minimum Fixed Charge Coverage Ratio set forth in Section 7.15(e) of the Credit Agreement.

          6. Noncompliance with the maximum Senior Debt to EBITDA ratio set forth in Section 7.15(f)(i) of the Credit Agreement.

          7. Noncompliance with the maximum Total Debt to EBITDA ratio set forth in Section 7.15(f)(ii) of the Credit Agreement.

          8. Noncompliance with Section 8.1(d) of the Credit Agreement resulting from a default under the indebtedness permitted by Section 7.16(b) of the Credit
Agreement.

          9. Noncompliance with Section 7.20 of the Credit Agreement resulting from the $1,000,000 intercompany advance made by the Borrower to Atchison
Casting UK Limited in August, 2001.

          10. Noncompliance with the minimum EBITDA requirement set forth in
Section 10 of Tenth Amendment and Forbearance Agreement.

          11. Noncompliance with the minimum cumulative EBITDA requirement set forth in Section 11 of Twelfth Amendment and Forbearance Agreement for the
months of February through June, 2002.

         12. Noncompliance with Section 8.1(d) of the Credit Agreement resulting from a default under the indebtedness permitted by Section 7.16(d) of the Credit
Agreement.

         13. Noncompliance with Section 8.1(d) of the Credit Agreement resulting from General Electric Capital Corporation's call of the Borrower's guarantee of
Fonderie d'Autun SA's lease obligations.

          14. Breach of representations and warranties reaffirmed under Section
6.2(c) of the Credit Agreement in connection with extensions of additional credit due to the noncompliance described above.

          15. Noncompliance with the minimum cumulative EBITDA requirement set forth in Section 9 of Thirteenth Amendment and Forbearance Agreement for the
period from July 1, 2002 through July 31, 2002 and for the period from July 1,
2002 through August 31, 2002.

          16. Noncompliance with Section 8(a) of the Fourteenth Amendment and
Forbearance Agreement.

          17. Noncompliance with Section 7.9 of the Credit Agreement by virtue of a lien in the amount of $27,125 on a deposit account of Quaker Alloy, Inc.

          18. Noncompliance with Section 9 of the Fourteenth Amendment and
Forbearance Agreement by virtue of its failure to pay down the Obligations and the Teachers' Notes pro rata by not less than an aggregate amount (including all payments made since October 17, 2002) of $11,000,000 by February 28, 2003.

          19. Noncompliance with Section 9 of the Fourteenth Amendment and
Forbearance Agreement by virtue of its failure to pay down the Obligations and the Teachers' Notes pro rata by not less than an aggregate amount (including all payments made since October 17, 2002) of $11,000,000 by March 17, 2003.

         20. Noncompliance with the minimum cumulative EBITDA requirement set forth in Section 7 of the Fourteenth Amendment and Forbearance Agreement for the
period ending February 28, 2003.

                     GUARANTOR'S ACKNOWLEDGMENT AND CONSENT

         Each of the undersigned has heretofore executed and delivered to the
Agent and each Bank a Guaranty Agreement. Each of the undersigned hereby consents to the Second Reinstatement and Modification of the Fourteenth
Amendment and Forbearance Agreement as set forth above and confirms that its
Guaranty Agreement and all of its respective obligations thereunder remain in full force and effect for the benefit of all the Obligations (as such term is defined in the Credit Agreement and in the Guaranty Agreements, it being understood and agreed that as so defined, such term includes the Bridge Loans).
Each of the undersigned also heretofore executed and delivered various Security
Agreements. Each of the undersigned hereby acknowledges and agrees that the
Liens created and provided for by each Security Agreement continue to secure, among other things, the Obligations (as such term is defined in the Credit
Agreement and in the Security Agreements, it being understood and agreed that as so defined, such term includes the Bridge Loans); and each Security Agreement and the rights and remedies of the Secured Creditors thereunder, the obligations of each of the undersigned thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of liens and security interests created and provided for by the Security Agreements as to the indebtedness which would be secured thereby prior the giving effect to the Second Reinstatement and Modification of the
Fourteenth Amendment and Forbearance Agreement.
                                        AMITE FOUNDRY AND MACHINE, INC.
                                        PROSPECT FOUNDRY, INC.
                                        QUAKER ALLOY, INC.
                                        CANADIAN STEEL FOUNDRIES, LTD.
                                        KRAMER INTERNATIONAL, INC.
                                        EMPIRE STEEL CASTINGS, INC.
                                        LAGRANGE FOUNDRY INC.
                                        THE G&C FOUNDRY COMPANY
                                        LOS ANGELES DIE CASTING INC.
                                        CASTCAN STEEL LTD.
                                        CANADA ALLOY CASTINGS, LTD.
                                        PENNSYLVANIA STEEL FOUNDRY & MACHINE COMPANY
                                        SPRINGFIELD IRON CORP. (f/k/a Jahn Foundry Corp.)
                                        INVERNESS CASTINGS GROUP, INC.
                                        DU-WEL PRODUCTS, INC.
                                        DAVIS CASTING AND ASSEMBLY, INC.
                                        CLAREMONT FOUNDRY, INC.
                                        LONDON PRECISION MACHINE & TOOL LTD.
                                        ACC GLOBAL CORPORATION

                                        By: /s/ Kevin T. McDermed
                                        Title: Vice President

                                        PRIMECAST INCORPORATED

                                        By:  /s/ Timothy M. Zimmer
                                        Title: Vice President